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                                                                    EXHIBIT 11.1




                           ESSEX PROPERTY TRUST, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 (Dollars in thousands except per share amounts)




                                                                       Quarter ended June 30,        Six months ended June 30,
                                                                   ----------------------------    ----------------------------
                                                                       1998             1997           1998            1997
                                                                   ------------    ------------    ------------    ------------
BASIC:
    Net income                                                     $      7,548    $      6,254    $     15,473    $     11,122
    Less:
       Dividends on 8.75% Convertible Preferred Stock,
            Series 1996A                                                   (875)           (491)         (1,750)           (929)
                                                                   ------------    ------------    ------------    ------------
    Net income applicable to common stockholders                   $      6,673    $      5,763    $     13,723    $     10,193
                                                                   ============    ============    ============    ============

    Weighted average number of shares outstanding
       during the period                                             16,632,561      13,538,186      16,625,413      12,571,765
                                                                   ============    ============    ============    ============

    Net income per share                                           $       0.40    $       0.43    $       0.83    $       0.81
                                                                   ============    ============    ============    ============


DILUTED:
    Adjusted shares - basic, from above                              16,632,561      13,538,186      16,625,413      12,571,765
    Additional weighted average shares of dilutive stock options using the average stock price under the treasury stock
       method                                                           215,269         190,608         227,574         193,153
                                                                   ------------    ------------    ------------    ------------
    Weighted average number of shares outstanding
       during the period                                             16,847,830      13,728,794      16,852,987      12,764,918
                                                                   ============    ============    ============    ============

    Net income per share                                           $       0.40    $       0.42    $       0.81    $       0.80
                                                                   ============    ============    ============    ============
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(1)  In accordance with Statement of Accounting Standards Board No. 128, the conversion of all of the outstanding operating partnership interests in the
     Operating Partnership into shares of Essex's Common Stock is not included as the effect would be anti-dilutive.

(2) In accordance with Statement of Accounting Standards Board No. 128, the additional weighted average shares issuable upon conversion of the 8.75%
     Convertible Preferred Stock, Series 1996A is not included as the effect would be anti-dilutive.